                                                                   EXHIBIT 10.19

     AMENDED AND RESTATED SERIES A AND B PREFERRED STOCK PURCHASE AGREEMENT



This Amended and Restated Series A and B Preferred Stock Purchase Agreement (the "Agreement") is entered into as of March 21, 2001 (the "Effective Date") by and among Restoration Hardware, Inc., a Delaware corporation (the "Company"), Palladin Capital IX, LLC, a Delaware limited liability company ("Palladin"), Reservoir Capital Partners, L.P., a Delaware limited partnership ("Reservoir Partners"), Reservoir Capital Associates, L.P., a Delaware limited partnership ("Reservoir Associates"), Reservoir Capital Master Fund, L.P., a Cayman Islands limited partnership ("Reservoir Master Fund," and collectively, with Reservoir Partners and Reservoir Associates, "Reservoir"), Mr. Gary Friedman, an individual ("Friedman"), and each of the investors listed on Schedule A attached hereto (each an "Investor" and collectively, the "Investors").

In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

        1. DEFINITIONS.

               1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

               "Common Stock" shall mean the Company's common stock, $.0001 par value per share.


               1.2 Index of Other Defined Terms. In addition to the terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

            Defined Term                           Section
            ------------                           -------
"Act"                                               4.5(b)
"Acquisition"                                        7.1
"Acquisition Proposal"                              7.1(d)
"Action"                                             4.10
"Additional Series A Shares"                        4.2(b)
"Affiliates"                                          11
"Agreement"                                        Preamble
"Alternative Transaction"                            6.5
"Balance Sheet Date"                                 4.16
"Break-up Fee"                                       6.5
"Business Plan"                                      4.21
"Certificate"                                        2.1
"Closing"                                            3.1

"Commission"                                        7.1(b)
"Company"                                          Preamble
"Contracts"                                          4.12
"Control Affiliate"                                  13.3
"Conversion Shares"                                 4.2(c)
"Effective Date"                                   Preamble
"Employee Plans"                                   4.28(a)
"ERISA"                                            4.28(a)
"ERISA Affiliate"                                  4.28(a)
"Exchange Act"                                       6.3
"Exclusive Period"                                   6.6
"Financial Statements"                               4.16
"Fixed Expense Fee"                                  6.5
"Governmental Consents"                              4.11
"Hazardous Materials"                                4.19
"Intellectual Property"                              4.8
"Investor(s)"                                      Preamble
"Material Adverse Effect"                            4.26
"Material Contracts"                                 4.9
"1997 Registration Rights Agreement"                 4.14
"Original Purchase Agreement"                       13.15
"Related Agreements"                                 4.4
"Restricted Period"                                  7.1
"Schedule of Exceptions"                              4
"SEC"                                                4.14
"Series A Shares"                                    2.2
"Series B Shares"                                    2.2
"Shares"                                             2.2
"Short Sales"                                        7.2
"Stockholders Meeting"                               6.4
"Subsidiaries"                                       4.3


2. AGREEMENT TO PURCHASE AND SELL STOCK

               2.1. Authorization. The Company has authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 28,037 shares of the Company's Series A Preferred Stock, $.0001 par value per share, and up to 21,217 shares of the Company's Series B Preferred Stock, $.0001 par value per share, each having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation of the Company attached to this Agreement as Exhibit A (the "Certificate").

               2.2. Agreement to Purchase and Sell. Subject to the terms and conditions hereof, on the date of the Closing, the Company will issue and sell to each Investor, and each



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Investor agrees, severally and not jointly, to
purchase from the Company, the number of shares of Series A Preferred Stock (the "Series A Shares") and Series B Preferred Stock (the "Series B Shares," and collectively with the Series A Shares, the "Shares") of the Company set forth opposite such Investor's name on Schedule A at a price of One Thousand Dollars ($1,000) per share. The purchase price for the Shares shall be paid by wire transfer of funds to a designated account of the Company, provided that wire transfer instructions are delivered to each Investor at least two (2) business days prior to the Closing.

3. CLOSING; DELIVERY.

               3.1. The Closing. The purchase and sale of the Shares hereunder shall be held at 1 P.M. (PST) at the offices of Gibson, Dunn & Crutcher LLP, 1530 Page Mill Road, Palo Alto, CA, on (a) Wednesday, March 21, 2001 if all of the conditions set forth in Sections 8 and 9 have been satisfied or (b) if the purchase and sale has not occurred pursuant to clause (a), one (1) business day after the satisfaction of all of the conditions set forth in Sections 8.4, 8.9, 8.11, 8.12 and 8.14, or at such other time and place as Company and the Investors purchasing a majority of the Shares may mutually agree upon (the "Closing").

               3.2. Delivery. At the Closing, the Company will deliver to each Investor a certificate representing the Shares to be purchased by such Investor hereunder against payment in immediately available funds of the full purchase price therefor by wire transfer.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor that, except as set forth in the Schedule of Exceptions dated as of March 19, 2001 as supplemented by the Supplement to the Schedule of Exceptions dated March 21, 2001 (the "Schedule of Exceptions") all attached to this Agreement as Exhibit B (which Schedule of Exceptions shall be deemed to be representations and warranties to the Investors and which Schedule of Exceptions shall expressly identify the specific representation and warranty in this Section 4 to which such exception pertains), the statements in this
Section 4 are all true and correct:

               4.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware, and the Company has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business as a foreign corporation in all jurisdictions where it is required to be so qualified except for jurisdictions where the failure to be so qualified would not in the aggregate have a material adverse effect on its financial condition, business, prospects or operations. Each subsidiary of the Company is qualified to do business as a foreign corporation in each jurisdiction where the nature of its business or operations so requires except for jurisdictions, individually or in the



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aggregate, in which the failure to be so qualified would have a material adverse effect on the Company's financial condition, business, prospects or operations.

               4.2. Capitalization.

               (a) As of the date hereof, the authorized capital stock of the Company consists of the following:

                      (i) Common Stock. A total of 40,000,000 authorized shares of Common Stock, $.0001 par value per share, of which 18,907,704 shares are issued and 18,906,915 shares are outstanding.

                      (ii) Preferred Stock. A total of 5,000,000 authorized shares of Preferred Stock, $.0001 par value per share, and none of which are issued and outstanding.

                      (iii) Options, Warrants, Reserved Shares. Except for currently outstanding options to purchase or commitments to issue 3,027,201 shares of Common Stock, warrants for 550,000 shares of Common Stock pursuant to existing credit agreements and an additional 81,055 shares of Common Stock reserved for issuance, either directly or through options to employees, directors, agents and consultants to the Company, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

               (b) Immediately prior to the Closing, the authorized capital stock of the Company will consist of the following:

                      (i) Common Stock. A total of 40,000,000 authorized shares of Common Stock, $.0001 par value per share, of which 18,907,704 shares are issued and 18,906,915 shares are outstanding.

                      (ii) Preferred Stock. A total of 5,000,000 authorized shares of Preferred Stock, $.0001 par value per share, 28,037 of which will be designated Series A Preferred Stock, 21,217 of which will be designated Series B Preferred Stock, and none of which will be issued and outstanding. The Company has reserved 21,217 shares out of the total of 28,037 shares of authorized Series A Preferred Stock ("Additional Series A Shares") for possible issuance upon the conversion of the shares of Series B Preferred Stock to be issued hereunder.

                      (iii) Options, Warrants, Reserved Shares. The Company has reserved 14,018,500 shares of its Common Stock for possible issuance upon the conversion of the shares of Series A Preferred Stock to be issued hereunder, including the Additional Series A Shares (the "Conversion Shares"). Except for
(a) the conversion privileges of the Series A Preferred Stock to be issued hereunder, (b) the conversion privileges of the Series B Preferred Stock to be issued hereunder, and (c) currently outstanding options to purchase or commitments to issue 3,027,201 shares of Common Stock, warrants for 550,000 shares of Common Stock pursuant to existing credit agreements and an additional 81,055 shares of Common Stock reserved for issuance, either directly or through options to employees, directors, agents and consultants to the Company, there



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are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

               4.3. Subsidiaries. Except as set forth in Section 4.3 of the Schedule of Exceptions (the "Subsidiaries"), the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity. Each of the Subsidiaries is wholly-owned by the Company, and there are no agreements, contracts, commitments (oral or written), understanding or other obligations to which the Company is a party or by which it is bound to sell any of its interests in any of the Subsidiaries.

               4.4. Due Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under this Agreement and the related Amended and Restated Investor Rights Agreement attached to this Agreement as Exhibit C (collectively, the "Related Agreements"), and the authorization, issuance, reservation for issuance and delivery of all of the Shares being sold under this Agreement has been taken or will be taken prior to the Closing. The Board of Directors of the Company has adopted resolutions (i) recommending that the stockholders of the Company approve the conversion features of the Series B Preferred Stock and (ii) directing the officers of the Company to submit such recommendation to the stockholders of the Company. This Agreement and each of the Related Agreements is a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles. The Shares are not subject to any preemptive rights or rights of first refusal.

               4.5. Valid Issuance of Stock.

                      (a) The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non assessable. The Additional Series A Shares and the Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate, will be duly and validly issued, fully paid and non assessable.

                      (b) The outstanding shares of the capital stock of the Company are duly and validly issued, fully paid and non assessable, and the shares underlying outstanding warrants and options, when issued, will be duly and validly issued, fully paid and non assessable, and such shares of such capital stock, and all outstanding stock, options and other securities of the Company have been issued in compliance in all material respects with (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Act"), (ii) the registration and qualification requirements of all applicable state securities laws, or in compliance in all material respects with applicable exemptions therefrom and (iii) all other provisions of applicable federal and state securities laws.

               4.6. Liabilities. Except as set forth in the Financial Statements (as defined in Section 4.16) and liabilities and indebtedness that in the aggregate do not exceed $250,000, the



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Company and the Subsidiaries have no liabilities, or other indebtedness for borrowed money, that any of them has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any of them has otherwise become directly or indirectly liable.

               4.7. Title to Properties and Assets. The Company and the Subsidiaries have good and marketable title to their respective material properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind, other than such mortgages, pledges, liens, encumbrances, security interests or charges that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. With respect to the property and assets it leases, each of the Company and the Subsidiaries is in material compliance with such leases, and each of the Company and the Subsidiaries holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets, other than such liens, encumbrances, security interests or claims that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

               4.8. Intellectual Property. The Company (and/or its wholly-owned subsidiaries) owns or has licenses to use certain patents, copyrights and trademarks ("Intellectual Property") associated with its business. The Company and its subsidiaries have all Intellectual Property rights which are needed to conduct the business of the Company and its subsidiaries as it is now being conducted or as proposed to be conducted. Other than as set forth in Section 4.8 of the Schedule of Exceptions, the Company and its subsidiaries have no reason to believe that the Intellectual Property rights which it owns are invalid or unenforceable or that the use of such Intellectual Property by the Company or its subsidiaries infringes upon or conflicts with any right of any third party, and neither the Company nor any of its subsidiaries has received notice of any such infringement or conflict. The Company and its subsidiaries have no knowledge of any infringement of its Intellectual Property by any third party.

               4.9. Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any of the Company and its Subsidiaries is a party or by which any of them is bound that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or stockholders of the Company or the Subsidiaries; or (iii) obligate the Company or any of the Subsidiaries to share, license or develop any product or technology are listed in Section 4.9 of the Schedule of Exceptions (collectively, "Material Contracts") and copies thereof have been made available to each of the Investors and their respective counsel. For purposes of this Section 4.9, "material" shall mean any agreement, contract, indebtedness, liability or other obligation either: (i) having an aggregate value, cost or amount in excess of $150,000, or
(ii) not terminable upon sixty (60) days notice. The Company is not in, nor shall the conduct of its business as currently proposed by the Company to be conducted result in, any material violation, breach or default of any term of a Material Contract, and the execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in material conflict with or constitute, with or without the



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passage of time or the giving of notice or both, either a material default under any of the Material Contracts.

               4.10. Litigation. There is as of the date hereof no (and immediately prior to the Closing, there will be no material) action, suit, proceeding, claim, arbitration or, to the Company's knowledge, investigation ("Action") pending (or, to the Company's knowledge, currently threatened) against or affecting the Company or the Subsidiaries, their respective activities, properties or assets or, to the Company's knowledge, against any officer, director or employee of the Company or the Subsidiaries in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of the Company or such Subsidiary. To the Company's knowledge, there is no factual or legal basis for any such Action that could reasonably be expected to result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of the Company or any of the Subsidiaries. By way of example but not by way of limitation, there are no material Actions pending or, to the best of the Company's knowledge, threatened relating to the prior employment of any of the Company's or the Subsidiaries' employees or consultants, their use in connection with the Company's or any of the Subsidiary's business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties. Neither the Company nor any of the Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, and, as of the date hereof, there is no (and immediately prior to the Closing there will be no material) Action by the Company or any of the Subsidiaries currently pending or which the Company or any of the Subsidiaries intends to initiate.

               4.11. Governmental Consents. No consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any foreign, federal, state or local governmental authority on the part of the Company (collectively, "Governmental Consents") are required in connection with the consummation of the transactions contemplated herein or performance of the Company's obligations hereunder, and all Governmental Consents shall have been obtained prior to and be effective as of the Closing. Based in part on the representations of each Investor set forth in Section 5 below, the offer, sale and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of the Act.

               4.12. Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in, nor shall the conduct of their respective businesses as proposed to be conducted result in, any violation, breach, default, modification or termination of any term of their respective charter document or the Certificate or their respective bylaws or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them may be bound (the "Contracts") or of any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon it. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in



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conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under the Company's or any of its Subsidiaries' charter or the Certificate or the bylaws, or any agreement or contract of any such entity, a default under the Certificate, such entity's bylaws or the Contracts or, to the best of the Company's knowledge, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of the Company or any of the Subsidiaries or which results in acceleration or vesting of any rights granted by the Company or any of the Subsidiaries, material change of terms or the creation of any obligation to make payments to any person.

               4.13. Disclosure. No representation or warranty by the Company in this Agreement or in any statement or certificate signed by any officer of the Company furnished or to be furnished to the Investors pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

               4.14. Registration Rights. Except as provided in the Amended and Restated Investor Rights Agreement and in the Restated Investors Rights Agreement, dated as of May 16, 1997, by and among the Company and the other parties described therein (the "1997 Registration Rights Agreement"), the Company has not granted or agreed to grant any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the United States Securities and Exchange Commission (the "SEC") or any other governmental authority. The Company further represents and warrants that, pursuant to the terms of the 1997 Registration Rights Agreement, the registration rights granted therein shall terminate on or before June 24, 2002.

               4.15. Insurance. Each of the Company and the Subsidiaries has obtained and will maintain to and including the Closing, fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed, other than those which if not obtained or maintained would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has also obtained and will maintain directors' and officers' insurance policies covering certain liabilities which may be incurred by its officers or directors in the performance of their obligations to the Company.

               4.16. Financial Statements. Section 4.16 of the Disclosure Schedule sets forth an audited balance sheet of the Company dated January 29, 2000, and an audited income statement and statement of changes in cash flows of the Company for its fiscal year ended January 29, 2000; an unaudited balance sheet of the Company dated February 3, 2001, and an unaudited income statement and statement of changes in cash flows of the Company for its fiscal year ended February 3, 2001 (the "Balance Sheet Date"), (all such financial statements being collectively referred to herein as the "Financial Statements"). Such Financial Statements (a) are in accordance with the books and records of the Company, (b) are true, correct and complete and present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in



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accordance with generally accepted accounting principles applied on a consistent basis, except as to the unaudited financial statements, for the omission of notes thereto. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Company's material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with generally accepted accounting principles. The Company has good and marketable title to all assets set forth on the balance sheets of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. The Company acknowledges that its auditors are auditing the unaudited Financial Statements for the fiscal year ended February 3, 2001, and such unaudited Financial Statements shall not materially differ from the results of the audit.

               4.17. Tax Matters.

               (a) There have been no examinations or audits of any tax returns or reports of the Company or any of the Subsidiaries by any applicable foreign, federal, state or local governmental agency. Each of the Company and the Subsidiaries has duly filed all federal, state, county and local tax returns required to have been filed by it and paid all taxes shown to be due on such returns, and all such returns are complete and accurate. Each of the Company and the Subsidiaries has withheld or paid all other taxes it is required to have withheld or paid. Each of the Company's and the Subsidiaries' respective reserves for any liability with respect to any taxes are not materially inadequate. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

               (b) Except as disclosed on Section 4.17 of the Schedule of
Exceptions: (i) there are no asserted or, to the Company's knowledge, threatened tax deficiencies against the Company or the Subsidiaries; and (ii) there are no encumbrances for taxes upon any property or assets of the Company, except encumbrances for current taxes not yet due.

               (c) The Company has delivered to the Investors true and complete copies of all federal, state and foreign income tax returns (together with any Revenue Agent's Reports), filed by the Company relating to its operations for the taxable years ended January 31, 1998, 1999, and 2000.

               (d) The Company is not a party to any tax allocation or sharing agreement. The Company has never been a member of an affiliated group filing a consolidated federal income tax return and has no liability for taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar state, local, or foreign law), as transferee or successor or, by contract or otherwise.

               4.18. Employment Matters. (i) Neither the Company nor any of its subsidiaries is subject to any collective bargaining agreement and no such agreement is being negotiated by the Company or any of its subsidiaries; (ii) there is no pending or, to the best knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its



                                       9
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subsidiaries that could reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries; (iii) to the best knowledge of the Company, neither the Company nor any of its subsidiaries nor any representative or employee of the Company or any of its subsidiaries has committed any material unfair labor practices in connection with the operation of the business of the Company and its subsidiaries; and (iv) there is no pending or, to the best knowledge of the Company, threatened charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable agency of any state of the United States.

               4.19. Environmental Matters. During the period that the Company has owned, operated or leased its properties and facilities, (a) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities, (b) neither the Company, nor to the best of the Company's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. The Company has no knowledge of any presence, disposals, or releases of Hazardous Materials on, from or under any of such properties or facilities, which occurred prior to the Company having taken possession of any of such properties or facilities. For purposes of this Agreement, the terms "disposal", "release", and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Section, "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance," or "hazardous chemical," under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.;
(iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local statute, ordinance, rule, or regulation that has a scope or purpose similar to those statutes identified above.

               4.20. Interested Party Transactions. To the best knowledge of the Company, no officer or director of the Company or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Act) of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or services; or (b) any contract or agreement to which the Company is a party or by which it may be bound or affected.

               4.21. Internal Accounting Controls. The Company and each of its direct and indirect subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is



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permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               4.22. Exempt Offering. Based in part upon each Investor's representations in Section 5, the offer and sale of the Shares pursuant to this Agreement are exempt from the registration requirements of Section 5 of the Act by virtue of Section 4(2) of the Act, or Regulation D thereunder, from the qualification requirements of the California Corporate Securities Law of 1968, as amended by virtue of Section 25102(f) thereof, and from the registration or qualification requirements of any other applicable state securities laws, and the issuance of the Conversion Shares and the Additional Series A Shares in accordance with the Certificate will be exempt from such registration and qualification requirements.

               4.23. NASD Contacts. The Company has not been contacted by the National Association of Securities Dealers ("NASD"), either orally or in writing, concerning potential delisting of the Common Stock from the NASDAQ National Market System.

               4.24. Stockholder Approval. The affirmative vote of a majority of the votes cast at the Stockholders Meeting (as defined in Section 6.3) with respect to the antidilution features of the Series A Preferred Stock and the conversion features of the Series B Preferred Stock are the only stockholder votes required in connection with the transactions contemplated hereby.

               4.25. SEC Documents. The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company has filed all reports, schedules, forms , statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). The Company has delivered or made available to the Investors (including via EDGAR) true and complete copies of all SEC Documents (including, without limitation, proxy information and solicitation materials and registration statements) filed with the SEC since April 14, 1998. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto.

               4.26. No Material Adverse Change. Since October 28, 2000, except as disclosed in the SEC Documents, no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred that with notice or the passage of time or both is reasonably likely to result in a Material Adverse Effect with respect to the Company and the Subsidiaries, and the business of the Company and each Subsidiary has been operated only in the ordinary course of business. "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is material to such entity and other entities controlling or controlled by such entity taken as a whole, or any material adverse effect on the transactions contemplated under this Agreement, the Amended and Restated Investor Rights Agreement or any other agreement or document contemplated hereby or thereby. None of the Company and the Subsidiaries have taken any action that would be prohibited by Section 6.7.

               4.27. Section 203 of the Delaware General Corporation Law. The Company's Board of Directors has taken all actions required to be taken so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Amended and Restated Investor Rights Agreement or the consummation of the transactions contemplated by this Agreement or the Amended and Restated Investor Rights Agreement, and no Investor will be an interested stockholder under such section.

               4.28. Employee Benefit Plans.

               (a) Section 4.28 of the Schedule of Exceptions lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and equity plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to or for the benefit of or relating to any employee of the Company or any of the Subsidiaries, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company or any of the Subsidiaries within the meaning of Section 414 of the Internal Revenue Code (an "ERISA Affiliate") as well as each plan with respect to which the Company or any Subsidiary or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together the "Employee Plans"), excluding former agreements under which the Company or any Subsidiary has no remaining obligations and any of the foregoing that are required to be maintained by the Company or any Subsidiary under the laws of any foreign jurisdiction. Each of the Company and the Subsidiaries has made available to the Principal Investors (as defined below) a copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service for each disclosed Employee Plan where such report is required and (ii) the plan documents and trust agreements, if any, governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA). To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of the Subsidiaries could be subject to any liability (other than liability for routine claims for accrued benefits thereunder and ongoing costs of administration, reporting, disclosure and premiums) under the terms of any Employee Plans, ERISA, the Internal Revenue Code or any other applicable rule or regulation, including, without limitation, any liability under Title IV of

ERISA, which, when combined with all other such liabilities, would be material individually or in the aggregate.

               (b) Except as set forth in Section 4.28 of the Schedule of Exceptions, there will be no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 4.28 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

               (c) No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or any of the Subsidiaries or their respective ERISA Affiliates other than pursuant to Section 4980B of the Internal Revenue Code.

               (d) Each of the Employee Plans has been administered in accordance with its terms and applicable laws in all material respects.

               4.29. Employment Agreements and Employee Incentive Plans. Neither the Company nor any Subsidiary is a party to an employment agreement, nor does the Company or any of the Subsidiaries have any employee incentive plan, which contains a "change of control" definition therein that would be triggered by the transactions contemplated by this Agreement or the exercise by the Investors of their rights under the terms of this Agreement and the Shares.

        5. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor represents and warrants, severally and not jointly, to the Company as follows:

               5.1. Authorization. This Agreement and each of the Related Agreements when executed and delivered by such Investor will constitute a valid and legally binding obligation of such Investor, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

               5.2. Investigation; Economic Risk. Such Investor acknowledges that he or it has had an opportunity to discuss the business, affairs and current prospects of the Company with its officers. Such Investor further acknowledges having had access to information about the Company that he or it has requested. Such Investor acknowledges that he or it is able to fend for himself or itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of his or its investment pursuant to this Agreement.

               5.3. Purchase for Own Account. The Shares will be acquired for his or its own account, not as a nominee or agent, and not with a view to or in connection with the distribution of any part thereof.

               5.4. Exempt from Registration; Restricted Securities. Such Investor understands that the Shares, the Conversion Shares and the Additional Series A Shares will not be registered under the Act, on the ground that the sale provided for in this Agreement is exempt from registration under the Act, and that the reliance of the Company on such exemption is predicated in part on such Investor's representations set forth in this Agreement. Such Investor understands that the Shares, the Conversion Shares and the Additional Series A Shares being purchased hereunder are restricted securities within the meaning of Rule 144 under the Act; that the Shares, the Conversion Shares and the Additional Series A Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

               5.5. Restrictive Legends. It is understood that each certificate representing (a) the Shares, (b) the Conversion Shares, (c) the Additional Series A Shares, and (d) any other securities issued in respect of the any of the foregoing upon any stock split, stock dividend, recapitalization, merger or similar event shall be stamped or otherwise imprinted with a legend substantially in the following form:

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

               5.6. Removal of Restrictive Legend. The legend set forth above shall be removed by the Company from any certificate evidencing Shares, Conversion Shares or Additional Series A Shares upon delivery to the Company of an opinion by counsel that a registration statement under the Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Shares, Conversion Shares or Additional Series A Shares.

               5.7. Accredited Investor. Such Investor is an "accredited investor" as defined in Rule 501 of Regulation D under the Act.

        6. COVENANTS OF THE COMPANY. The Company covenants to each Investor as follows:

               6.1. Use of Proceeds. The Company will use the proceeds from the sale of the Shares as contemplated by this Agreement to repay existing indebtedness and for general corporate purposes as reasonably approved by the Board of Directors of the Company and the Investors' designees to the Board of Directors of the Company.

               6.2. Registration and Listing. Until such time as no Shares or Additional Series A Shares are outstanding, the Company shall cause the Common Stock to continue at all times to be registered under Section 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Shares or Additional Series A Shares are outstanding, the Company shall continue the listing or trading of the Common Stock on the NASDAQ National Market System and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of NASDAQ. The Company shall cause the Conversion Shares to be listed on the NASDAQ National Market System by the Closing, and shall continue such listing on NASDAQ National Market System.

               6.3. Stockholder Approval. As soon as reasonably practicable after the date hereof, the Company shall give notice of a meeting of its stockholders, and the Company shall prepare a proxy statement and present to a stockholders' meeting (the "Stockholders Meeting"), anticipated to be held as soon as reasonably practicable and in any event by August 31, 2001, resolutions approving the antidilution features of the Series A Preferred Stock and the issuance of the Series B Preferred Stock on the Closing Date as well as the conversion features of such Series B Preferred Stock. The Company agrees not to hold any meeting of stockholders unless and until resolutions approving the issuance of the antidilution features of the Series A Preferred Stock and the Series B Preferred Stock on the Closing Date as well as conversion features of such Series B Preferred Stock are included in the matters to be voted upon at such meeting. Palladin, Reservoir and Glenhill Capital LP, a Delaware limited partnership (unless such Investor ceases to hold at least twenty five percent (25%) of the shares of Preferred Stock (or underlying Common Stock) held by such Investor upon the consummation of the transactions contemplated hereby, the "Principal Investors") shall have the right and sufficient time to review the proxy materials prior to mailing to the Company's stockholders, and the Company shall promptly notify the Investors upon the receipt of, and provide copies of, any comments and correspondence from the SEC with respect to such proxy materials. The Company shall respond promptly to any comments and correspondence from the SEC. In connection with the Stockholders Meeting, the Company shall also cause the mailing of the proxy materials to its stockholders and shall solicit proxies in favor of such resolutions and shall use its best efforts to obtain stockholder approval thereof, including using its best efforts to continue to seek stockholder approval until such approval is obtained. The proxy statement relating to the Stockholders Meeting shall comply with all applicable laws and shall not contain any material misstatements or omit material information at the time of the mailing of such proxy statement to the stockholders of the Company and at the time of the Stockholders Meeting. The Board of Directors of the Company shall recommend (and include such recommendation in the proxy statement) to its stockholders the approval of the resolutions presented at the Stockholders Meeting.

               6.4. Break-up Fee. Following the date hereof, if this Agreement is terminated (other than by reason of the Principal Investors' breach of this Agreement) and the Company executes a binding agreement with respect to or consummates an Alternative Transaction with any person other than the Investors during the period commencing on the date hereof and ending on the first anniversary of the date hereof, the Company shall pay to the Investors (pro rated in accordance with its allocation of Shares), at the time of such execution or consummation, whichever is first, an amount equal to the sum of Seven Hundred and Fifty Thousand Dollars ($750,000) (the "Break-Up Fee") plus up to an additional Two Hundred Thousand Dollars ($200,000) to cover all out-of-pocket expenses, including, without limitation, attorneys' and accountants' fees to the extent actually incurred by the Investors in connection with the transactions contemplated by this Agreement (the "Fixed Expense Fee"). The Break-Up Fee and the Fixed Expense Fee shall be payable by the Company in the form of cash. For purposes of this Agreement, an "Alternative Transaction" means any direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities of the Company or any of its subsidiaries or any securities of the Company or any of its subsidiaries convertible into any class of equity securities of the Company or any of its subsidiaries by any person other than the Investors, the consummation of any tender offer or exchange offer that would result in any person beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement or which would reasonably be expected to dilute materially the benefits to the Investors of the transactions contemplated by this Agreement. Upon any failure by the Company to make any payments to the Investors or otherwise fulfill its obligations under this Section 6.4, the Investors shall be entitled to recover from the Company all their reasonable costs, fees and expenses incurred in connection with the enforcement of this Section 6.4, including all fees and expenses of counsel to the Investors, together with interest at the prime rate of Bank of America, N.A.

               6.5. Due Filing of the Certificate. Prior to the Closing, the Company shall duly file the Certificate with the Secretary of State of the State of Delaware prior to the Closing, and the Company shall cause such Certificate to be duly accepted by the Secretary of State of the State of Delaware. Prior to the Closing the Company shall provide to each Principal Investor a copy of such Certificate as duly filed with the Secretary of State of the State of Delaware.

               6.6. Exclusivity. For the period commencing on the date hereof and ending at 5:00 PM, EST on April 3, 2001 (such period being referred to herein as the "Exclusive Period"), the Company will not (nor will it permit any of its subsidiaries, directors, officers, stockholders, employees or representatives to), directly or indirectly, take any of the following actions with any person or entity other than the Investors and their respective partners, directors, officers, employees and representatives (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person or entity relating to any sale or issuance of any Common Stock, Preferred Stock or other capital stock or equity interest, or right to purchase or receive any of the foregoing, in the Company or any of its Subsidiaries, other than the issuance of capital stock pursuant to the exercise of options, warrants or other rights outstanding on the date hereof; (ii) provide information with respect to it or any of its Subsidiaries to any person or entity relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity with regard to, any kind of transaction described in Clause (i); or (iii) enter into any agreement with any person or entity providing for or relating to any kind of transaction described in Clause (i). The Company represents and warrants that it has discontinued any negotiations or discussions concerning any kind of transaction described in Clause (i) with any person or entity other than the Investors. The Company shall notify Investors immediately of any such proposals, offers or requests for information received after the date hereof and prior to 5:00 PM, EST on April 9, 2001. The Company acknowledges and agrees that the foregoing provisions constitute an essential and necessary inducement to the Investors' willingness to enter into this Agreement, and any failure by the Company to comply with such provisions will constitute a material breach of this Agreement.

               6.7. Investors Consent. Commencing on the date hereof and ending on the Closing Date, the Company shall not take any actions or enter into any obligations that would require the consent of the Investors or their director designees after the Closing.

               6.8. Boards of Subsidiaries. Upon the request of any Investor designee currently holding a seat on the Company's board of directors that such designee be appointed to a board of directors of a subsidiary of the Company, the Company shall promptly appoint or elect such designee to such subsidiary's board of directors unless contrary to applicable law.

               6.9. Commercially Reasonable Efforts of the Company. The Company shall use its commercially reasonable efforts to satisfy all of the conditions set forth in Section 8.

               6.10. Voting Agreements. The Company shall ensure that holders of forty-two percent (42%) or more of the outstanding shares of Common Stock of the Company shall have executed agreements (the "Voting Agreements") to vote at the Stockholders Meeting to approve and ratify the issuance and conversion features of the Series B Preferred Stock, and such agreements shall be valid, binding and in full force and effect as of the Closing Date.

               6.11. Additional Stock Issuances. If during the year commencing on the Closing Date, the Company issues any Additional Stock (as defined in the Certificate) at a consideration per share less than the Conversion Price of the Series A Preferred in effect immediately prior to the issuance of such Additional Stock, and the number of shares of Common Stock issuable on adjustment of the Conversion Price resulting from such issuance shall be less than the number which would be issuable if the Conversion Price were reduced to the consideration per share for such Additional Stock, the parties shall negotiate in good faith with respect to the issuance to the holders of Series A Preferred at that time of a new security having terms substantially identical to those of the Series A Preferred which will reflect the additional economic benefits would accrue to the holders of the Series A preferred if the

Conversion Price were adjusted to equal such consideration, and which will be acceptable to Nasdaq.


        7. COVENANTS OF THE INVESTORS. Except as provided in Section 7.4, each Investor covenants, severally and not jointly, to the Company as follows:

               7.1. Standstill Agreement. For a period (the "Restricted Period") of three years following the Closing, neither it or he nor any of its or his affiliates nor any representatives shall, without the prior written consent of the Company's Board of Directors:

                      (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company (other than the Shares) or any subsidiary of the Company, or of any successor to the Company, or any assets of the Company or any subsidiary or division of the Company or of any such successor other than the purchase in open market transactions of shares of Common Stock of the Company representing in the aggregate for Palladin and Reservoir, not more than five percent (5%) of the total number of outstanding shares of Common Stock of the Company;

                      (b) Other than with respect to the election of the Series A Directors to the Board of Directors or the approval by the Company's stockholders of the issuance of the Series B Preferred Stock and the conversion features of the Series B Preferred Stock, make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission ("Commission")), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

                      (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets;

                      (d) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing;

                      (e) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (d) above;

               provided, however, the foregoing provisions and restrictions shall not apply to the Company's Chief Executive Officer acting in his sole capacity as an officer of the Company.

               During the Restricted Period, each Investor shall promptly advise the Company of any inquiry or proposal made to it or, to its knowledge, any of its affiliates, directors, officers, or employees with respect to any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the provisions and restrictions set forth in this Section 7.1 shall terminate with respect to an Investor and its affiliates and representatives immediately on the date of occurrence of any of the following:

                      (i) when the equity interest of such Investor and its affiliates and representatives is less than eight (8) percent of the outstanding Common Stock of the Company at such time, excluding the Series B Preferred to the extent that the Voting Agreements have expired;

                      (ii) the Company enters into a definitive agreement with respect to an Acquisition Proposal;

                      (iii) when any person or group other than the Investors or their affiliates acquires or commences a tender offer to acquire more than thirty-five percent (35%) of any class of equity securities of the Company or any of the Subsidiaries; or

                      (iv) when any nominee to the Company's Board of Directors of an Investor entitled to designate a Series A Director (as defined in the Certificate) pursuant to Section 3(C)(4)(b) of the Certificate or Section 10.3 hereof who is a reasonable candidate, ready, willing and able to serve, and for whom Palladin and Reservoir have voted all of their shares, is not elected to, or kept as a member of, the Company's Board of Directors.

               For the purposes of this Section 7.1, an "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of thirty-five percent (35%) or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning thirty-five percent (35%) or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to materially impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement or which would reasonably be expected to dilute materially the benefits to the Investors of the transactions contemplated by this Agreement.

               7.2. Short Sales. Certain of the Investors are parties to an agreement ("Short Sales Agreement") dated the date hereof regarding short sales rights, and if such Investors engage in short sales transactions, or in derivative transactions with the economic effect of short sales that substantially relieve such Investors of the economic risks and benefits of ownership of equity in the Company (collectively, "Short Sales") in an aggregate amount totaling, (i) on or before June 24, 2002, more than fifty percent (50%) of the number of shares of Common Stock which the then current number of Series A Preferred Stock held by all the Investors are convertible into, either directly or through affiliates, at any time while holding any of the Series A Preferred Stock, or (ii) after June 24, 2002, more than the greater of (A) the aggregate outstanding amount of Short Sales of such Investors as of June 24, 2002 and (B) twenty-five percent (25%) of the number of shares of Common Stock which the then current number of

Series A Preferred Stock held by all the Investors are convertible into, either directly or through affiliates, at any time while holding any of the Series A Preferred Stock, any such excess shares shall be treated as a sale of the Investors' equity interests in the Company for purposes of determining the Investors' rights in the Company, including but not limited to voting rights and standstill obligations; provided, however, that any Investor not party to the Short Sales Agreement shall not have any right to engage in Short Sales.

               7.3 Commercially Reasonable Efforts of the Investors. The Investors shall use their commercially reasonable efforts to satisfy all of the conditions set forth in Section 9.

               7.4. Lock-up of Friedman Shares. Friedman covenants and agrees with the Principal Investors that except for the pledge of stock to secure loans made to him by the Company, he will not, during the period commencing on the date hereof and ending on the two year anniversary of the Closing, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, including, without limitation, by entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership ("Transfers"), any Series A Preferred, Common Stock or other securities of the Company held by Friedman upon consummation of the transactions contemplated hereby (including any securities subsequently issued upon conversion or exchange for such other securities such as Common Stock issued upon conversion of the Preferred Stock) if, as a result of such Transfer, Friedman shall have Transferred, in the aggregate from and after the date hereof, securities representing more than twenty percent (20%) of the Common Stock Equivalents (as defined below) held by Friedman upon consummation of the transactions contemplated hereby, whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. "Common Stock Equivalents" means shares of Common Stock and the number of shares of Common Stock into which a Convertible Security (as defined below) is convertible, exchangeable or exercisable. "Convertible Security" means the Series A Preferred Stock and any other security convertible into or exercisable and exchangeable for Common Stock. In addition to the right to make Transfers as described in the first sentence of this Section 7.4, Friedman shall also be entitled to make Transfers of such additional percentage of the Common Stock Equivalents held by Friedman upon consummation of the transactions contemplated hereby as is equal to the aggregate cumulative percentage of Transfers of Common Stock Equivalents made from time to time by the Principal Investors of their original investment in the Preferred Stock of the Company since the Closing (the percentage of securities subject to a Transfer by the Principal Investors shall be measured in the aggregate based on the amount of Common Stock Equivalents originally acquired by all of them as of the Closing and shall exclude any Transfers by any of them to a parent corporation, subsidiary or a Control Affiliate (as defined in Section 13.3)). The restrictions in the first sentence of this Section 7.4 shall not apply to (a) shares of Common Stock or other securities acquired in open market transactions or otherwise after the Closing, (b) Transfers made (1) to Friedman's spouse, lineal descendants, father, mother, brother or sister or any trust for the benefit of any such family member (collectively, "Immediate Family Members") or
(2) to a trust or otherwise for bona fide estate planning purposes if the beneficiaries of such trust consist solely of Friedman and/or his Immediate Family Members so long as in the case of each of (1) and (2) the transferee agrees to be bound by the restrictions of this Section 7.4 and (c) shares of Common Stock or other securities owned by the spouse of Friedman or any other Immediate Family Member other than any securities subject to this Section 7.4 that are acquired by a transferee pursuant to the exception in (b) above. Friedman and the Company also agree and consent if requested by the Principal Investors to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of Friedman's shares of Common Stock or other securities except in compliance with the foregoing restrictions.

               7.5 Failure to Purchase. Each Investor agrees that, if such Investor fails to consummate the purchase of the Shares listed on Schedule A by delivering the purchase price therefor at the Closing, such Investor waives any and all right to purchase such Shares (the "Lost Shares") and the Company shall offer to each Principal Investor the right to purchase its pro rata portion (based on the total number of Shares to be purchased by the Principal Investors) of the Lost Shares immediately following the Closing.

        8. CONDITIONS TO INVESTORS' OBLIGATIONS AT THE CLOSING. The obligation of each Investor to purchase the Shares at the Closing is subject to the fulfillment, to the satisfaction of such Investor on or prior to the Closing, of the following conditions:

               8.1. Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 hereof shall be true and correct when made, and shall be true and correct as of the date of Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement; and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

               8.2. Performance of Obligations. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

               8.3. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Principal Investors, and the Principal Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

               8.4. Consents and Waivers. The Company shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement, except for the failure to receive consents and waivers, which in the aggregate, would not have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

               8.5. Compliance Certificate. At the Closing, the Company shall deliver to each Investor a certificate, dated the date of Closing, signed by the Company's President certifying that the conditions specified in Sections 8.1, 8.2, 8.4 and 8.7 have been fulfilled.

               8.6. Securities Laws. The offer and sale of the Shares to the Investors pursuant to this Agreement shall be exempt from the registration requirements of the Act and the registration and/or qualification requirements of all applicable state securities laws.

               8.7. Amendment to Certificate. The Certificate shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and stockholders and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

               8.8. Opinion of Company's Counsel. Each Investor shall have received from counsel to the Company an opinion addressed to each Investor, dated the date of Closing, in form and substance reasonably acceptable to each Principal Investor.

               8.9. Voting Agreements. Holders of forty-two percent (42%) or more of the outstanding shares of Common Stock of the Company shall have executed agreements to vote at the Stockholders Meeting to approve and ratify the issuance and conversion features of the Series B Preferred Stock, and such agreements shall be valid, binding and in full force and effect as of the Closing Date.

               8.10. Friedman's Employment Agreement. Friedman and the Company shall have entered into an employment agreement reasonably satisfactory to the Investors, and such employment agreement shall be in full force and effect as of the Closing Date.

               8.11. Credit Facility; Consent of Lenders. The Company shall have entered into a new or amended credit facility with its lenders on terms and conditions satisfactory to each Principal Investor, and such credit facility shall be available to the Company as of the Closing Date. The Company shall have also received written approval from each of its lenders to the transactions contemplated by this Agreement, including, without limitation, the payment of any dividends payable in kind and accrued and payable under the Shares.

               8.12. Nasdaq Listing. The Company shall have received reasonable assurance, reasonably satisfactory to each Principal Investor, that the shares of Common Stock underlying the Shares will be approved for listing by The Nasdaq Stock Market.

               8.13. Investors' Designees to the Board of Directors. The Company shall have nominated to its Board of Directors the Investors' designees to the Board of Directors, and such Investors' designees shall have been elected to the Board of Directors on the Closing Date.

               8.14. Closing by the Other Investors and Friedman. Each of the other Investors is concurrently consummating the purchase of its or his Shares listed on Schedule A hereto, and Friedman has purchased, or is concurrently purchasing, 571,428 shares of Common Stock of the Company for $1,000,000.

        9. CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING. The obligations of the Company under this Agreement are subject to the fulfillment at or before the Closing of the following conditions:

               9.1. Representations and Warranties. The representations and warranties of the Investors contained in Section 5 hereof shall be true and correct when made, and shall be true and correct as of the date of Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement; and each Investor shall have performed all obligations and conditions herein required to be performed or observed by it or him on or prior to the Closing.

               9.2. Payment of Purchase Price. Each Investor (or the Principal Investors as provided in Section 7.5) shall have delivered to the Company the purchase price in accordance with the provisions of Section 3, and shall otherwise have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied by it or him on or before the Closing.

               9.3. Securities Exemptions. The offer and sale of the Shares to the Investors pursuant to this Agreement shall be exempt from the registration requirements of the Act, and the registration and/or qualification requirements of all applicable state securities laws.

               9.4. Compliance Certificate. At the Closing, each Investor shall deliver to the Company a certificate, dated the date of Closing, signed by the Investor in his personal capacity, or by a duly authorized representative of such Investor, certifying that the conditions specified in Sections 9.1 and 9.2 have been fulfilled.

        10. BOARD OF DIRECTORS

               10.1. Committees. The Company shall establish or maintain the following committees of the Board of Directors (and such other committees, as the Board of Directors deems necessary): compensation committee, real-estate committee, audit committee and nominating committee. At least one of the Investors' designees to the Board of Directors shall be represented on all committees and, the Chief Executive Officer shall be represented on all committees other than the audit committee and the compensation committee, unless otherwise provided by law. The compensation committee shall be composed solely of independent directors (qualifying under Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code).

               10.2. Major Decisions. The following actions, without limitation, will require approval of a majority of the entire Board of Directors: (i) the issuance of securities (whether equity or debt securities) and (ii) acquisitions or dispositions of material assets, joint venture arrangements and material or extraordinary licensing arrangements. The following actions will require approval of a majority of the Board of Directors and, so long as the Investors and their affiliates hold, in the aggregate, more than thirty (30%) of the shares of Series A Preferred Stock originally issued to such Investors and their affiliates, or more than fifty (50%) of shares of Common Stock received upon conversion of their Series A Preferred Stock (including any Series A Preferred Stock on an as-if converted basis), at least one Investors' designee to the Board of Directors: (x) the incurrence of debt over ten million dollars ($10,000,000), other than debt incurred for the purpose of redeeming in full the Preferred Stock or refinancing existing debt; provided that such refinancing is not on terms materially less favorable to the Company, (y) the approval of, and any amendment or changes to, the corporate budget, and (z) the hiring, dismissal, election or removal of the Chairman, Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer as well as any equivalent members of senior management and any material changes to the terms and conditions of such officers' employment.

10.3. Investors' Designees. So long as the Investors and their affiliates hold, in the aggregate, (a) more than fifty percent (50%) of their total Series A Preferred Stock or shares of Common Stock received upon conversion of their Series A Preferred Stock, they shall be entitled to have two (2) designee nominated to the Board of Directors and be represented by the Investors' designees on all Board committees and (b) more than twenty-five percent (25%) of their total Series A Preferred Stock or shares of Common Stock received upon conversion of their Series A Preferred Stock, they shall be entitled to have one designee nominated to the Board of Directors and be represented by and Investor's designee on all Board committees; provided that the Company may make the nomination of an Investor designee conditional upon the receipt from such designee of an agreement to resign from the Board of Directors in the event that the Investors are no longer entitled to designate a director pursuant to this Agreement or the Certificate. Notwithstanding anything else to the contrary, the total number of directors that the Investors are entitled to elect pursuant to this Agreement and the Certificate shall in no event exceed the total number of directors the Investors would be entitled to elect pursuant to this Section 10.3 if this Section 10.3 alone were operative. Notwithstanding the foregoing, (i) as long as Palladin Capital Group, Inc. and its affiliates (collectively, "Palladin Group") continue to hold at least fifty percent (50%) of the shares of Series A Preferred originally issued to the Palladin Group or such equivalent number of shares of Common Stock upon any conversion of such Series A Preferred, the Company shall cause a Palladin Group designee to be nominated as a Series A Director, and the Company shall use its best efforts to cause the election of a Palladin Group designee to the Board of Directors and (ii) as long as Reservoir Capital Group, L.L.C. and its affiliates and Glenhill Capital LP (collectively, "Reservoir Group") continue to hold at least fifty percent (50%) of the shares of Series A Preferred originally issued to the Reservoir Group or such equivalent number of shares of Common Stock upon any conversion of such Series A Preferred, the Company shall cause a Reservoir Group designee to be nominated as a Series A Director, and the Company shall use its best efforts to cause the election of a Reservoir Group designee to the Board of Directors; provided, however, that in no event shall the total number of directors which the holders of the Series A Preferred Stock and the Investors (including Palladin Group and Reservoir Group as such terms are defined above) are entitled to (i) elect by a class vote of the Series A Preferred; or (ii) to have nominated for election by the Company, and have the Company exercise its best efforts to secure the election of; be greater than two (2) members of the Board of Directors.

        11. LIMITATION ON TRANSACTIONS WITH AFFILIATES

               As long as any shares of Preferred Stock of the Company remain outstanding, the Company will not directly or indirectly enter into any transaction with any of its officers, directors, holders of five percent (5%) or more of its outstanding shares and the holders of Preferred Stock and their respective related persons (collectively, "Affiliates"), including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with or to any of its Affiliates and investments, loans or advances by or to any of its Affiliates, except for transactions entered into in good faith pursuant to the reasonable requirements of the business and on terms substantially no less favorable than could be obtained from an independent party as determined by the Board of Directors and each of the Investors' designees to the Board of Directors.

        12. TERMINATION

               12.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and two-thirds (2/3) in interest of the Investors.

               12.2. Other Termination. This Agreement may be terminated by action of the Board of Directors of the Company or by any of the Investors at any time if the Closing shall not have been consummated by April 9, 2001, and failure to consummate does not result from breach of this Agreement by the terminating party; provided, however, that the party (or parties) prepared to close shall retain its (or their) right to sue for any breach by the other party (or parties).

               12.3. Survival. Notwithstanding the termination of this Agreement pursuant to Sections 12.1, 12.2 or 12.3, the provisions contained in Sections
6.4 (Break-Up Fee), 13.8 (Transaction Fees and Expenses) and 13.9 (Finder's
Fees) shall survive such termination.

        13. MISCELLANEOUS

               13.1. Governing Law. This Agreement shall be governed in all respects by the laws of the state of New York without regard to provisions regarding choice of laws.

               13.2. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

               13.3. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Investors without the written consent of the Company (not to be unreasonably withheld) except to a parent corporation, a subsidiary or a Control Affiliate (as defined below). It is expressly agreed that it shall not be unreasonable to withhold consent to any assignment to a Competitor (as defined in the Amended and Restated Investor Rights Agreement). This Agreement and the rights and obligations therein may not be assigned by the Company without the written consent of the Investors holding two-thirds (2/3) of the outstanding Shares. For purposes of this Section 13.3, "Control Affiliate" means: (a) with respect to a specified person (including, without limitation, Reservoir) (i) any person directly or indirectly owning, controlling or holding with power to vote 80% or more of the outstanding voting securities or other voting ownership interests in the specified person,
(ii) any person 80% or more of whose outstanding voting securities or other voting ownership interests are directly or indirectly owned, controlled or held with power to vote by the specified person, (iii) any person 80% or more of whose outstanding voting securities or other voting ownership interests are directly or indirectly owned, controlled or held with power to vote by a person that directly or indirectly owns, controls or holds with power to vote 80% or more of the outstanding voting securities or other voting ownership interests of the specified person, (iv) a partnership, limited liability company or other entity in which the specified person acts as a general partner, managing member, manager or in a similar capacity and (v) any general partner, managing member or manager of (or person acting in a similar capacity with respect to) the specified person; (b) with respect to Reservoir, in addition to any person covered by clause (a) above, any investment fund, partnership, limited liability company, corporation or similar collective investment vehicle for which Reservoir Capital Group, L.L.C. or one of its Control Affiliates acts as general partner, manager, managing member, principal investment adviser or in a similar capacity or any managed account or similar contractual arrangement over which Reservoir Capital Group, L.L.C. or one of its Control Affiliates has a bona fide investment management relationship; or (c) with respect to Palladin, in addition to any person covered by clause (a) above, any investment fund, partnership, limited liability company, corporation or similar collective investment vehicle for which Palladin or one of its Control Affiliates acts as general partner, manager, managing member, principal investment adviser or in a similar capacity or any managed account or similar contractual arrangement over which Palladin Capital Group, Inc. or one of its Control Affiliates has a bona fide investment management relationship

               13.4. Entire Agreement. This Agreement and the schedules and exhibits hereto which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the Effective Date, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

               13.5. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by facsimile at the address and number set forth below; (c) when received after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (d) when received after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

               To the Company:

               Restoration Hardware, Inc.
               15 Koch Road, Suite J
               Corte Madera, CA 94925

               Attn:  Gary Friedman
               Fax Number:  (415) 927-7264

               With copies to:

               Brobeck, Phleger & Harrison LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, CA 94303
               Attn:  Michael C. Doran, Esq.
               Fax Number:  (650) 496-2921

               To Palladin:

               Palladin Capital IX, LLC
               1 Rockefeller Plaza, 10th Floor
               New York, NY  10020
               Attn:  Mark J. Schwartz
               Fax Number:  (212) 218-6802

               With copies to:

               Gibson, Dunn & Crutcher LLP
               333 South Grand Avenue
               Los Angeles, CA 90071
               Attn:  Kenneth M. Doran, Esq.
               Fax Number:  (213) 229-6537

               To Reservoir:

               Reservoir Capital Group, Inc.
               650 Madison Avenue
               New York, NY  10022
               Attn:  Celia A. Felsher and Daniel H. Stern
               Fax Number:  (212) 610-9020

               With copies to:

               Milbank, Tweed, Hadley & McCloy LLP
               1 Chase Manhattan Plaza
               New York, NY 10005
               Attn:  Mark L. Weissler, Esq.
               Fax Number:  (212) 530-5219

               To other Investors:

               c/o Morrison & Foerster LLP
               425 Market Street
               San Francisco, CA 94105
               Attn:  Gavin B. Grover, Esq.
               Fax Number:  415-268-7522

               Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 13.5 by giving the other party written notice of the new address in the manner set forth above.

               13.6. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and the holders of two thirds of the outstanding Shares; provided, however, that any amendment shall apply equally to all Investors.

               13.7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or to the Investors, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of the Company, or the Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach of default under this Agreement or any waiver on the part of the Company or the Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Company or the Investors shall be cumulative and not alternative.

               13.8. Transaction Fees and Expenses. The Company shall pay promptly upon receipt of any invoices, all reasonable due diligence fees and expenses and reasonable attorneys' fees and expenses of all counsel to the Investors, up to a maximum of $200,000, incurred by the Investors in connection with the preparation, negotiation, execution and delivery of this Agreement, the Investors Rights Agreement, the Certificate and the related agreements and documents and the transactions contemplated hereunder and thereunder. At Closing, the Company shall pay the amount due for such fees and expenses (which may include fees and expenses estimated to be incurred for completion of the transaction including post-closing matters). In the event such amount is ultimately less than the actual fees and expenses, the Company shall promptly pay such deficiency upon receipt of an invoice regarding the same. Furthermore, in the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or any Shares or other securities of the Company issued or to be issued, the prevailing party shall be paid by the other party a reasonable sum for attorney's fees and expenses for such prevailing party plus interest at the prime rate of Bank of America, N.A.

               13.9. Finder's Fees. Except as set forth in Section 13.9 of the Company's Schedule of Exceptions, each party (a) represents and warrants to the other parties hereto that he or it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other parties hereto from and against any liability for any commission or compensation in the nature of a finder's fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

               13.10. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

               13.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

               13.12. Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

               13.13. Specific Performance; Consent to Jurisdiction; Jury Trial.
(a) The Company and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

               (b) THE COMPANY AND EACH OF THE INVESTORS (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF A UNITED STATES DISTRICT COURT SITTING IN THE STATE OF NEW YORK IF SUCH COURT WILL MAINTAIN JURISDICTION, OR IF A UNITED STATES DISTRICT COURT SITTING IN THE STATE OF NEW YORK WILL NOT MAINTAIN JURISDICTION, THE NEW YORK STATE COURTS AND OTHER COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY AND EACH OF THE INVESTORS CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES

THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

               (c) THE COMPANY AND EACH INVESTOR HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

               13.14. Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the matters covered by this Agreement or any agreement and document executed herewith without the prior written consent of the Principal Investors (which consent shall not be unreasonably withheld) or the name of any Investor without the prior written consent of such Investor (which consent shall not be unreasonably withheld), unless and until the Company determines in good faith and based on advice of counsel to the Company that such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith to the Principal Investors and any public announcement including the name of an Investor to such Investor, prior to the release of such announcements. The Investors agree that the Company may issue one press release announcing this transaction containing only such disclosure as the Company's counsel determines is required under the federal securities laws, subject to the requirements of this Section 13.14.

               13.15 Original Series A and B Preferred Stock Purchase Agreement Superseded. Pursuant to Section 13.6 of the Series A and B Preferred Stock Purchase Agreement, dated as of March 21, 2001, between the parties hereto (the "Original Purchase Agreement"), the parties hereto hereby amend and restate the Original Purchase Agreement to read in its entirety as set forth in this Agreement, such that as of the date hereof the Original Purchase Agreement is entirely superseded by this Agreement and the Original Purchase Agreement shall be of no further force or effect; provided, however, that, so long as the Company and the holders who hold at least two-thirds of the outstanding shares have executed this Agreement, all other parties to the Original Purchase Agreement, whether or not they have executed this Agreement, shall be deemed to have executed this Agreement and to have received and accepted both the benefits and the obligations hereunder.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

RESTORATION HARDWARE, INC.                  PALLADIN CAPITAL IX, LLC

By:  /s/ Walter Parks                       By: /s/ Mark J. Schwartz
   -------------------------------             ---------------------------------

----------------------------------          ------------------------------------
Printed Name                                Printed Name
                                                 Managing Member
----------------------------------          ------------------------------------
Title                                       Title



RESERVOIR CAPITAL PARTNERS, L.P.


By:/s/ Craig A. Huff
   -------------------------------

----------------------------------
Printed Name
  Managing Member
----------------------------------
Title



RESERVOIR CAPITAL ASSOCIATES, L.P.


By: /s/ Craig A. Huff
   -------------------------------

----------------------------------
Printed Name
    Managing Member
----------------------------------
Title


RESERVOIR CAPITAL MASTER FUND, L.P.


By: /s/ Craig A. Huff
   -------------------------------

----------------------------------
Printed Name
    Managing Member
----------------------------------
Title

GLENHILL CAPITAL LP


By:  /s/ Glenn J. Krevlin
   -------------------------------

----------------------------------
Printed Name
     Managing Member
----------------------------------
Title

GARY FRIEDMAN



-----------------------------------

GB RETAIL FUNDING, LLC


By:
   -------------------------------

----------------------------------
Printed Name

----------------------------------
Title

KEITH BELLING


----------------------------------

CHARLES SCHWAB & CO., INC., FBO, KEITH BELLING, IRA


By:
   -------------------------------

----------------------------------
Printed Name

----------------------------------
Title

BM PARTNERS I


By:
   -------------------------------

----------------------------------
Printed Name

----------------------------------
Title

KENDAL AGINS FRIEDMAN


----------------------------------

ROBERT HANSON


----------------------------------

MORRISON & FOERSTER LLP


By:
   -------------------------------

----------------------------------
Printed Name

----------------------------------
Title

BUILDING C PARTNERS


By:
   -------------------------------

----------------------------------
Printed Name

----------------------------------
Title

TAMARACK INVESTMENTS II, LLC


By:
   -------------------------------

----------------------------------
Printed Name

----------------------------------
Title

JEFFREY TARRANT


----------------------------------



                                       44